UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Citigroup Inc.
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April 2, 2025

This supplements information contained in our Proxy Statement related to our 2025 Annual Meeting of Stockholders (Proxy Statement) concerning the compensation of Viswas Raghavan, our Head of Banking and Executive Vice Chair and one of our named executive officers.

As discussed on page 13 of our Proxy Statement, our CEO Jane Fraser has taken bold steps to improve Citi. Those steps have included changing our organizational model, to align our structure with our strategy and to assemble an extraordinary team of top talent across the organization, consisting of long-tenured colleagues and strategic new hires. Our ability to recruit industry leaders to the firm and to retain our own talent depends on our ability to convincingly communicate a vision for our organization and the opportunity for success in the near term. Our recent successes in recruitment and retention are attributable in significant part to Ms. Fraser’s having communicated such a vision.

One of those recruitment successes involved Andy Sieg, who we recruited to lead our Wealth business in 2023. In 2024, we recruited Mr. Raghavan to lead our Banking business.

In order to incentivize Mr. Raghavan to leave his prior employer to join Citi’s leadership team, Citi entered into an agreement with Mr. Raghavan providing for:

Replacement awards for deferred compensation awarded for service to his prior employer that was forfeited by reason of his decision to join Citi	$39.38 million - Deferred Equity Award $12.87 million - Deferred Cash Award $52.25 million

Mr. Raghavan’s replacement awards mirror the deferred compensation he forfeited by reason of his decision to join Citi. We replaced deferred equity awards granted to Mr. Raghavan by his prior employer, where he had been employed for over 20 years, with respect to 263,447 shares of his prior employer’s stock. The Citi replacement Deferred Equity Award is scheduled to be delivered in annual installments over a seven-year period from his commencement of Citi employment, as follows: 28.61% on January 20, 2026, 23.11% on January 20, 2027, 19.77% on January 20, 2028, 15.19% on January 20, 2029, 9.01% on January 20, 2030 and 4.31% on January 20, 2031. Importantly, the replacement Deferred Equity Award will not fully be distributed until almost seven years from the commencement of Mr. Raghavan’s employment at Citi. That schedule reflects the deferral periods that were required by UK regulators for the forfeited awards received from his prior employer, as Mr. Raghavan was also asked to relocate to New York from London upon joining Citi. Settlement is subject to Mr. Raghavan not resigning prior to June 3, 2029, the fifth anniversary of his employment commencement with Citi, and certain other forfeiture and clawback conditions relating for example to misconduct.

Also reflecting the vesting schedule of his forfeited deferred equity compensation, the Deferred Cash Award is scheduled to be paid on April 14, 2025, subject to Mr. Raghavan not resigning prior to such date and certain other forfeiture and clawback conditions relating for example to misconduct. In addition, Mr. Raghavan is required to repay the pre-tax amount of such award if he resigns prior to June 3, 2025, the first anniversary of his employment commencement with Citi. Citi’s practice is to replace forfeited equity awards scheduled to vest within one year from the applicable scheduled employment commencement date with deferred cash awards.

The provisions of Mr. Raghavan’s replacement awards, including those provisions described above, reflect standard practice in connection with the recruitment of employees by global financial institutions and Citi’s standard practices. The extended seven-year distribution schedule, together with the performance element inherent in equity-based awards, serve as powerful incentives to retain and motivate Mr. Raghavan and to align his interests with those of Citi’s stockholders.

In the ordinary course of business Citi annually recovers unvested deferred compensation previously awarded to employees who voluntarily leave employment with Citi and thereby forfeit their outstanding deferred compensation awards.

Mr. Raghavan’s compensation for 2024 service was $22.6 million, consisting of a combination of cash, deferred equity and performance share units in the same proportions as provided to other non-CEO named executive officers, as described on page 85 of our Proxy Statement. Consistent with Citi’s customary practice, this amount was also agreed with him prior to his hire in order to incentivize him to join Citi’s leadership team. Such compensation was determined based on market levels of pay for employees at comparable institutions with comparable experience and structured in the same way as 2024 annual compensation paid to other executives at Citi.

As stated on page 70 of our Proxy Statement under the heading “Leadership Evolution During Ms. Fraser’s Tenure”, changes in the individuals leading our organization reflect an intentional effort to strengthen our firm by promoting our most promising talent from within and combining them with experienced and successful hires from outside the organization. As also stated on that page, our ability to attract new leadership talent to Citi requires that we be able to convincingly communicate a vision for our organization and its opportunity for success in both the near- and long-term. Competitive market realities dictate that we offer market rates of pay to recruit such talent.

As summarized on page 70 of our Proxy Statement, while there will be a natural evolution to leadership roles as time goes on, Citi’s Board believes that the actions taken in 2024 to build out Citi’s leadership team has put Citi on the right path to operate faster, deliver improved financial results, accelerate our transformation progress and compete effectively, all for the benefit of our stockholders.